Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Telephone: (212) 370-1000 Facsimile: (212) 370-7889

www.egsllp.com

January 16, 2024

Anixa Biosciences, Inc.

3150 Almaden Expressway, Suite 250

San Jose, CA 95118

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Anixa Biosciences, Inc. (the “Company”) in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement has been filed to (i) register 1,225,000 shares (the “Plan Shares”) of common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Company’s 2018 Share Incentive Plan (the “2018 Plan”), (ii) serve as a post-effective amendment, pursuant to Rule 429 under the Securities Act, to the Company’s Registration Statement on Form S-8 (File No. 333-269118) filed on January 4, 2023, to the Company’s Registration Statement on Form S-8 (File No. 333-261999) filed on January 4, 2022, to the Company’s Registration Statement on Form S-8 (File No. 333-251942) filed on January 7, 2021, the Company’s Registration Statement on Form S-8 (File No. 333-227653) filed on October 1, 2018, the Company’s Registration Statement on Form S-8 (File No. 333-223040) filed on February 14, 2018, the Company’s Registration Statement on Form S-8 (File No. 333-202473) filed on March 3, 2015, the Company’s Registration Statement on Form S-8 (File No. 333-184410) filed on October 12, 2012, the Company’s Registration Statement on Form S-8 (File No. 333-175392) filed on July 7, 2011, and the Company’s Registration Statement on Form S-8 (File No. 333-168223) filed on July 20, 2010, and (iii) register for resale up to 12,333,632 shares of Common Stock (collectively, the “Resale Shares”), issued or issuable pursuant to the exercise of options granted pursuant to the 2018 Plan, the Company’s 2010 Share Incentive Plan, as amended (the “2010 Plan”) and the purchase of shares pursuant to the Employee Stock Purchase Plan (the “ESPP”), such Resale Shares or related awards being held by the executive officers and directors of the Company.

In arriving at the opinion expressed below, we have examined and relied on the following documents:

(1)	the Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended as of the date hereof;

(2)	the 2018 Plan, the ESPP, and the 2010 Plan; and

(3)	records of meetings and consents of the Board of Directors of the Company provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the accuracy and completeness of each document submitted to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, that the representations of officers and employees of the Company are correct as to questions of fact and that each party to the documents we have examined or relied on (other than the Company) has the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, of the execution and delivery by such parties of such documents, and the validity and binding effect thereon on such parties. We have also assumed that the Company will not in the future issue or otherwise make available so many shares of its Common Stock that there are insufficient authorized and unissued shares of Common Stock for issuance of the shares issuable upon exercise of the options being registered in the Registration Statement. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are limited to the General Corporation Law of the State of Delaware. We are not opining on, and we assume no responsibility for, the applicability or effect on any of the matters covered herein of: (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any country, municipality or other political subdivision or local government agency or authority. The opinions set forth below are rendered as of the date of this opinion letter. We assume no obligation to update or supplement such opinions to reflect any change of law or fact that may occur.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares have been duly authorized and, upon issuance and payment therefor in accordance with the terms of the 2018 Plan, and the awards, agreements or certificates issued thereunder, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
ELLENOFF GROSSMAN & SCHOLE LLP